Exhibit 5.1

NLS Pharmaceutics Ltd The Circle 6 8058 Zurich Switzerland

Wenger Vieli Ltd.

Dufourstrasse 56

P.O. Box

8034 Zurich

Andreas Hünerwadel *

Dr. iur. | LL.M. | Attorney at law

Partner

+41 58 958 55 11

a.huenerwadel@
wengervieli.ch

Pascal Honold *

lic. iur. | LL.M. | Attorney at law

Partner

+41 58 958 55 44

p.honold@
wengervieli.ch

CHE-100.791.342 MWST

AHN / PHO

NLS Pharmaceutics Ltd – Registration Statement on Form F-3	14 April 2022

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd, a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a prospectus supplement (the “Prospectus Supplement”) filed on or around the date hereof which amends and supplements the information contained in the prospectus filed as part of the registration statement on Form F-3 (File No. 333-262489; the “Registration Statement”), which was declared effective as of February 11, 2022, with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 (the “Securities Act”).

The Prospectus Supplement relates to the offering on a “best efforts” basis of (i) 3,015,384 of the Company’s common shares, par value of CHF 0.02 per share (the “Common Shares”) and (ii) pre-funded warrants to purchase up to 1,184,616 of Common Shares (the “Pre-Funded Warrants”) to certain investors under a securities purchase agreement dated 13 April 2022 between the Company and the investors. The Common Shares underlying the Pre-Funded Warrants shall be referred herein as Warrant Shares. The Common Shares and Warrant Shares shall be referred to herein as “Shares”.

As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

Page 1/5	* Registered in the Bar Register of the Canton of Zurich

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the “Documents”):

1.	an electronic copy of the articles of association (Statuten) of the Company dated 10 December 2021 (the “Articles”); and

2.	an electronic copy of the online excerpt from the Commercial Register of the Canton of Zurich in respect of the Company dated 13 April 2022.

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we assumed:

a)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

b)	the shareholders’ meeting of the Company will have duly resolved the increase in ordinary share capital in such amount to cover the Shares to be issued by means of an ordinary share capital increase (ordentliche Aktienkapitalerhöhung);

c)	the shareholders’ meeting of the Company will have duly resolved the increase in conditional (bedingtes Aktienkapital) or authorized share capital (genehmigtes Aktienkapital) (as applicable) in such amount to cover the Shares to be issued from conditional (bedingtes Aktienkapital) or authorized share capital (genehmigtes Aktienkapital) (as applicable) within the limits of Swiss corporate law and the corresponding amendments to the Articles have been filed with the Commercial Register of the Canton of Zurich (or such other competent commercial register); and

d)	the board of directors of the Company will have in respect of the Shares, validly excluded the pre-emptive rights of the existing shareholders for purposes of offering and selling the Shares.

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III.	Opinion

a)	The Common Shares issued by means of an ordinary share capital increase (ordentliche Aktienkapitalerhöhung), once issued in accordance with clause II.b) and clause II.d) of this opinion, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Common Shares) if the following conditions have been met:

i.	if and to the extent that such Common Shares are issued by means of an ordinary share capital increase (ordentliche Aktienkapitalerhöhung), prior to the issuance of any Common Shares, (i) the board of directors of the Company will have duly authorized the issuance and sale of such Common Shares (in particular a resolution of the Company’s board of directors regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) was validly made) and such authorization will not have been amended and will be in full force and effect until the issuance of all Common Shares, and (ii) the Common Shares are fully paid-in as to their nominal value on a bank account of a Swiss licensed bank in Switzerland, and (iii) the corresponding share capital increase in connection with such Common Shares has been registered into the Commercial Register of the Canton of Zurich (or such other competent commercial register) and published in the SHAB (Swiss Official Gazette of Commerce).

b)	The Common Shares issued from conditional (bedingtes Aktienkapital) or authorized share capital (genehmigtes Aktienkapital) (as applicable), once issued in accordance with clause II.c) and clause II.d) of this opinion, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Common Shares);

c)	If Pre-Funded Warrants are issued, the Warrant Shares issued from conditional (bedingtes Aktienkapital) or authorized share capital (genehmigtes Aktienkapital) (as applicable), only issued in accordance with clause II.c) and clause II.d) of this opinion, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Warrant Shares);

With regard to both III.b) and III.c), if the following conditions have been met:

ii.	if and to the extent that such Shares are created from the Company’s authorized share capital (genehmigtes Aktienkapital), prior to the issuance of any Shares, (i) the board of directors of the Company will have duly authorized the issuance and sale of such Shares (in particular a resolution of the Company’s board of directors regarding the implementation of the authorized capital increase (Feststellungsbeschluss) was validly made) and such authorization will not have been amended and will be in full force and effect until the issuance of all Shares, and (ii) the Shares are fully paid-in as to their nominal value on a bank account of a Swiss licensed bank in Switzerland, and (iii) the corresponding share capital increase in connection with such Shares has been registered into the Commercial Register of the Canton of Zurich (or such other competent commercial register) and published in the SHAB (Swiss Official Gazette of Commerce); or

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iii.	if and to the extent that such Shares are created from the Company’s conditional share capital (bedingtes Aktienkapital), prior to the issuance of any Shares, (i) the exercise notice(s) to subscribe for such Shares will have been validly issued and properly delivered to the Company, and (ii) such Shares will be fully paid-in on a bank account of a Swiss licensed bank in Switzerland as to their exercise price of at least nominal value.

IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

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This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Wenger Vieli Ltd.
Wenger Vieli Ltd.
Dr. Andreas Hünerwadel	Pascal Honold

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